Exhibit 99.1

CONTACT:
Savient Pharmaceuticals, Inc.	Burns McClellan
John P. Hamill	Caitlyn E. Murphy
Co-President and Chief Financial Officer	cmurphy@burnsmc.com
information@savient.com	(212) 213-0006
(732) 418-9300

Savient Pharmaceuticals Announces Formation of Office of the President

Bridgewater, N.J. - (June 20, 2013) – Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) announced today that it has formed an Office of the President, consisting of Richard Crowley, who will serve as Co-President and Chief Operating Officer, John P. Hamill, who will serve as Co-President and Chief Financial Officer, and Philip K. Yachmetz, who will serve as Co-President and Chief Business Officer. Savient also announced that Louis Ferrari, President, Chief Executive Officer, and Director, is leaving the Company to pursue other interests, effective immediately, and the Office of the President will succeed Mr. Ferrari in his executive role.

The Board of Directors thanks Mr. Ferrari for his valuable contributions to the Company throughout his tenure and wishes him well in his future endeavors.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients who do not respond to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted US and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns US and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also supplies Oxandrin® (oxandrolone tablets, USP) CIII in the US. For more information, please visit the Company’s website at www.savient.com.

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Source: Savient Pharmaceuticals, Inc.